EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-23681, 333-76629, 333-88359, 333-73260, and 333-125178 on Forms S-8 of our reports dated March 10, 2009, relating to the consolidated financial statements and financial statement schedule of Sykes Enterprises, Incorporated, and the effectiveness of Sykes Enterprises, Incorporated’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sykes Enterprises, Incorporated for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Tampa, Florida
March 10, 2009